Exhibit 10.39
Vanda Pharmaceuticals Inc.
December 16, 2010
Mihael H. Polymeropoulos, M.D.
c/o Vanda Pharmaceuticals Inc.
9605 Medical Center Drive
Rockville, MD 20850
Dear Mihael:
          You and Vanda Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement as of February 10, 2005, as amended and restated as of November 4, 2008 and further amended and restated as of December 16, 2009 (the “Employment Agreement”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended, the Employment Agreement is hereby further amended as follows:
          Section 6(a) of the Employment Agreement is hereby amended and restated as follows:
          (a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b), (c) and (d) below shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The Company shall deliver the form of release to the Employee within 5 days after his Separation. The Employee shall execute the release within the period set forth in the form, which shall be no later than 50 days after the Employee’s Separation.
          Section 6(b)(i) of the Employment Agreement is hereby amended and restated as follows:
          (b) Base Compensation. His Base Compensation for a period of 12 months following the Separation (the “Continuation Period”). Such Base Compensation shall be paid at the rate in effect at the time of the Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments shall commence on the Company’s first payroll that occurs on or following the 61st day after the Employee’s Separation, provided that the release of claims described in Section 6(a) has become effective on or prior to the 60th day after the Employee’s Separation. Once such salary continuation payments commence, the first installment thereof will include all amounts that would have been paid had such payments commenced on the Separation date.

Mihael H. Polymeropoulos, M.D.
December 16, 2010

          The last sentence of Section 6(b)(ii) of the Employment Agreement is hereby amended and restated as follows:
          The Severance Bonus shall be payable on the Company’s first payroll that occurs on or following the 61st day after the Employee’s Separation, provided that the release of claims described in Section 6(a) has become effective on or prior to the 60th day after the Employee’s Separation.
          You may indicate your agreement with this amendment of the Employment Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours, Vanda Pharmaceuticals Inc.
By:	/s/ James P. Kelly 12/16/10

Title:	SVP & CFO

I have read and accept this amendment:

/s/ Mihael H. Polymeropoulos

Mihael H. Polymeropoulos, M.D.

Dated:	12/16/2010